Exhibit 10.17

“CRISALIX OFFICIAL PARTNER” PILOT PROGRAM AGREEMENT
BY AND BETWEEN
CRISALIX SA
AND
ESTABLISHMENT LABS S.A.

In Lausanne, on May 15th, 2016.
1.    THE PARTIES

1.1.
On the one part, Crisalix, SA (“Crisalix”), a company duly incorporated under the laws of Switzerland, with registered address at PSE-A, 1015 Lausanne, Switzerland. Crisalix is represented herein by Mr. Fabian Wyss, of legal age and of Swiss nationality, in his capacity as Manager of Crisalix.

1.2.
On the other part, Establishment Labs S.A. (“COP”) a company duly incorporated under the laws of Costa Rica, with registered address at B15, Coyol Free Zone, Alajuela, 20113, Costa Rica. COP is represented by Juan Jose Chacon Quires of legal age and of Costa Rican nationality and holder of ID number 1-0822-0006, in their capacity as CEO. For the purposes of this agreement, Crisalix and COP will be jointly referred to as the “Parties” and, individually, as the “Party”.

2.    WHEREAS

1.3.
Crisalix is a company specialized in the advanced research and development of Services for pre-visualizing plastic and aesthetic surgery procedures and, as such, has developed an application called “Crisalix 3D” simulator (which is more fully described on www.crisalix.com/dr ), hereinafter referred to as “Services”, addressed to the use of qualified physicians or members of the aesthetic, plastic and reconstructive surgical community in the Territory to assist them in showing their patients the outcome of plastic or aesthetic surgery procedures.

1.4.
Crisalix owns and possesses all the information and data relating to the operation of the Services and, likewise, all intellectual property rights whether registered or unregistered over the Services (the “IP Rights”).

1.5.
COP commercializes and provides mainly Motiva implants within the reconstructive and aesthetic surgery market, and represents to hold a market share of 3% of the international markets for breast implant products and, accordingly, has wide experience in this sector and the ability and capacity to fulfill the necessary requirements in order to fulfill the obligations arising from this Agreement (as defined below).

1.6.
The Parties have been engaged in negotiations with regard to, among others, the following: covering from the date hereof until September 1st, 2016, Crisalix appoints COP, subject to the relevant terms and conditions of this Agreement and to applicable regulations, as a “Crisalix Official Partner”, whose role will be to promote and market the Services in the geographical scope set out in clause 3.

1.7.
On the basis of the above recitals, the Parties recognize their mutual capacity to act hereunder and agree to execute this commercial partnership agreement (the “Agreement”), which will be governed by the following.

3.    TERRITORY
The terms and conditions of this Agreement refer to COP promoting and marketing the Services in Spain, Italy, Bulgaria, Czech Republic, Turkey, Russia, Mexico, Argentina, Colombia, South Korea, hereinafter referred to as “Territory”. Outside the Territory, COP will not engage in or undertake any activities seeking to market or promote the Services, directly or indirectly, nor will it carry out any commercial transaction relating to the same.

1.8.
Should COP receive any request, solicitation or order for the Services from any third party outside the Territory, it shall promptly inform Crisalix who will be freely entitled to decide the most appropriate conditions to carry out, if at all, any commercial transaction with such third party.

4.    PURPOSE
The purpose of this Agreement is, along with any attachments hereto, to set forth a contractual framework through which, in an effort to optimize patient satisfaction levels that ultimately increases COP’s client activity, COP is interested in offering the Services through a ‘Motiva Imagine” Program to its existing or potential clients and covering the related costs of subscription hereinafter referred to as “promoting and marketing”, within the Territory while complying with the provisions laid down in this Agreement. By offering the Services through the ‘Motiva Imagine” Program to its existing or potential clients, the objective is for COP to gain a competitive advantage by increasing patient satisfaction of above mentioned existing and potential clients, and in turn result in the promotion and sales of its own products to (i) maintain and strengthen COP’s client base in the Territory; (ii) maximize the purchase of COP’s products from existing clients; and (iii) build market share by attracting new clients to purchase COP’s products.
5.    APPOINTMENT

1.9.
Crisalix appoints COP, which accepts, as a “Crisalix Official Partner” in the Territory until September 31st, 2016 to promote and market the Services in the Territory under the terms and conditions of this Agreement.

6.    OFFERINGS

1.10.	COP agrees that the covered costs of subscription to the Services shall be offered as defined in clause 12 (collectively, the “End Users”):

A.
Physicians, clinics, healthcare providers, or other, collectively referred to as “Physicians”, that operate in the Territory and that are COP’s clients as of today on either a regular or sporadic basis in the Territory (the “Existing End Users”);

B.
Any other Physicians or members of the aesthetic, plastic and reconstructive surgical community who are active in the aesthetic field and who are active in the Territory and become a COP’s client whilst this Agreement remains in force (the “Potential End Users”);

7.    MARKETING AND PROMOTIONAL ACTIVITIES

1.11.
COP shall undertake all commercially reasonable efforts to promote and market the Services within the Territory, and at a minimum, take such steps as those indicated in the documentation provided by Crisalix to this effect (namely the ‘Crisalix Partner_Marketing Kit’).

1.12.
So as to carry out the contractual agreement and fulfill the relevant objectives, COP shall ensure that all COP employees, agents, representatives or advisors who, who are responsible, directly or indirectly, for promoting and marketing the Services, due to their responsibilities of generally marketing and promoting COP’s regular products, will be fully familiar with Crisalix’ Services and sales strategy, namely through the familiarity with the ‘Crisalix_ Partner_sales training’ document made available to COP by Crisalix. Crisalix can make available its staff to remotely train COP’s staff or contractors for this purpose. If training requires a personal presence COP will be responsible for the costs and expenses incurred.

1.13.
COP shall cooperate in promoting and marketing the Services in the Territory so as to extend its use within the Territory and, in any event, promote the good image and reputation of Crisalix and the Services in the Territory.

8.    SPECIFIC EVENTS
In connection with all Specific Events, which include, but are not limited to, events related to congresses of national or local aesthetic societies or associations in the aesthetic, plastic and reconstructive surgical community, which are to take place in the Territory, COP shall carry out any necessary activities and efforts and incur all relevant costs to ensure Crisalix is duly represented by COP, and/or to organize for the presence of at least one Crisalix employee. COP shall take all reasonable measures to promote Crisalix during these Specific Events, such as, but not limited to, through COP’s stand/booth, lectures by participants and key speakers, banners, brochures/flyers, and presentation of Crisalix on TV screens.
9.    GENERAL COVENANTS

1.14.
All promotional and marketing activities shall be consistent at all times with the marketing guidelines and policies provided by Crisalix. Likewise, COP shall ensure that any publicity or promotional activity in the market will strictly comply with the regulations applicable to publicity of health-related products in each relevant jurisdiction within the Territory. On top of this, COP shall refrain from advertising and / or offering the Services in a manner that may lead to any End user and/or any third party to confusion about the quality, content, price, use or any other characteristic inherent to the Services.

1.15.
Crisalix reserves the right to intervene in any marketing or promotional activity and propose any change to the same in order to enforce the above-mentioned principles. Any proposal put forward by Crisalix shall be binding vis-a-vis COP.

10.    TERM
Agreement will come into effect as from the execution of this Agreement and for a period of 5 months, (unless the contract is terminated beforehand in accordance with its provisions). This Agreement will be reviewed & renewed by or when the Agreement is due to terminate as mentioned above.
11.    BREAK-UP RIGHT
Any of the Parties will be entitled to terminate the Agreement early, other than for breach of the other party or other legal or contractual cause for termination, serving a one-month prior written notice to the other Party
12    JOINTLY AGREED QUANTITIES
Agreed quantity to be purchased during the Pilot by COP represents 100 licences:

-	50 Gold including 60 patients per year licenses

-	30 Gold including 100 patients per year licenses

-	20 Platinum licenses
13    FEES AND EXPENSES
Package Deposit

-	A non-refundable amount of 136,175 USD (corresponding to half of the licenses for the LATAM and South Korean market territories as defined in article 3)

-
as well as another 136,175 EUR (corresponding to half of the licenses for the European and Russian market territories as defined in article 3) is paid on the date hereof by wire transfer, with confirmation sent the same day and duly signed by the bank, as an advanced payment for the delivery of the technology or means to create the above mentioned reference codes.

For the sake of clarity, those two amounts are not refundable and, therefore, are independent from the number of subscriptions that COP may cause to be contracted during this Agreement.
14.    INITIAL END USER FEE
COP Prices for the initial pilot are based on a following agreement where in case of successful pilot will strive to acquire another 900 licenses during the 12 months following this initial pilot agreement. Yearly license fee (the “Initial End User Fee”) amounting to 2,269 USD for the Gold “60 patients per year” package within LATAM or South Korea, 2,269 EUR for the Gold “60 patients per year” package within Europe and Russia, amounting to 2,919 USD for the Gold “100 patients per year” package within LATAM or South Korea, 2,919 EUR for the Gold “100 patients per year” package within Europe and Russia, amounting to 3,569 USD for the Platinum package within LATAM or South Korea, 3,569 EUR for the Platinum within Europe and Russia for each End User upon subscription to the Services.
15.    EXCLUSIVE IN FAVOUR OF CRISALIX
During the term of the Agreement, COP grants an exclusivity in favor of Crisalix to promote and market the Services and, therefore, shall refrain from developing, promoting and marketing, directly or indirectly, any services that, due to their technical characteristics, intrinsic qualities, functionalities or use could potentially replace the use of the Services or compete with them, either directly or through a subsidiary, affiliate, or any other entity in which it is a member of the management body or a director and, in general, in any other indirect way. Excluded from the exclusivity and limitations imposed in this clause are the AX3 products manufactured by a subsidiary of COP, which employ device specific scanning solutions.
16.    OBLIGATIONS OF COP
Without prejudice to any other obligation arising from this Agreement:

1.16.
COP represents and warrants, for the purposes of this Agreement and as this may be required by any applicable law, it has all necessary permits and authorizations required by the relevant healthcare and/or administrative authorities of the Territory in order to carry out its activities and to fulfill the obligations arising from this Agreement.

1.17.	COP undertakes to fulfill the obligations arising from this Agreement in accordance with good business practices and under the strict fulfillment of the regulations applicable in the Territory.
COP shall:
A. Submit to Crisalix by the 27th of each calendar month an updated agreed country plan detailing the planned business and achieved business to date.

C. Notify Crisalix immediately if COP becomes aware of any illegal or unauthorized use of the Services or any actual, potential or suspected infringement of Crisalix’ Intellectual Property Rights.
17.    INTELLECTUAL PROPERTY RIGHTS
Crisalix declares that the Services, their operation or use does not infringe any third party intellectual property rights and should hold harmless COP or any of the Services licensees in the event of a claim.
COP acknowledges that the Services (and their underlying software and know-how) have been created by Crisalix and that they are of its exclusive property. Furthermore, COP undertakes to refrain from registering, or requesting registration or recognition of any Intellectual Property Rights, hereinafter referred to as “IP Rights”, or any trade names, domain names, brands, logos or any other IP Rights that identify Crisalix or its Services in the Territory or outside of it.
Moreover:

1.18.
Except as expressly provided in this Agreement and for the limited purposes of its execution, this Agreement does not constitute the granting in favor of COP any license over the Services (and their underlying software and know-how) or any property of Crisalix. The fact that the subscription of End Users to the Services is incurred or sold by COP (i.e. paid on their behalf or sold to the surgeon) does not grant COP any license or right over the Services.

1.19.
COP is not authorized to use the trade names, domain names, brands, logos or any other IP Rights that identify Crisalix or its Services, except for when strictly necessary to fulfill the obligations arising from this Agreement, and should this be necessary, express written authorization from Crisalix will be required.

The provisions of this Clause shall survive the termination of this Agreement.
18.    LEGAL RELATIONSHIP
The relationship between the Parties arising from this Agreement is a relationship between independent contractors. The Parties acknowledge that this Agreement does not create any type of labor, corporate, agency, or franchise relationship, between the Parties, and neither Party can act or introduce themselves to third parties as if this were the case. Consequently, COP will be exclusively liable towards its clients for any sale of any products or services whether or not they are sold concurrently by incurring the costs of subscription to the Services.
COP undertakes to release, indemnify and hold Crisalix harmless from any claim or liability in connection with any claim against Crisalix in the event of a breach by COP of any of its obligations under this Agreement or with any claim deriving from the business relationship with COP’s clients.
19.    TERMINATION
Other than as provided in Clause 10. above, either party may terminate this Agreement in the event of a breach of this Agreement by the other party. In such event, the aggrieved Party shall communicate the dispute to the other Party. Should the breaching Party not cure the breach within ten (10) days following receipt of such communication, the aggrieved Party will be entitled to terminate the Agreement without prejudice to any other right it may be entitled to in accordance with its terms.
In view of the above, Crisalix will also be entitled to terminate this Agreement if
COP does not comply with the payment schedule.

20.	USE OF IP RIGHTS OR KNOW HOW AFTER TERMINATION OF THE AGREEMENT
Once this Agreement is terminated (regardless of the cause), COP will be obliged to:
A. Refrain from using the denomination “Partner” or “Ex-Partner” in relation to Crisalix, and also, in all or in part, solely or jointly with any other distinctive signs, the name, brands, logos or other distinctive signs of Crisalix. Moreover, it will refrain from using any IP Rights, know how or other registered brands or distinctive signs that might create confusion or association with Crisalix, its distinctive signs or its products.
D. Immediately return to Crisalix all the catalogues, circulars, discs, handbooks, databases and, in general, any documentation created, developed or supplied by Crisalix in connection with the Services.
21.    CONFIDENTIALITY

1.20.
Unless otherwise stated in this Agreement, all the information communicated by one Party to the other, prior or subsequent to the execution of this Agreement, in connection with its preparation or fulfillment, will be deemed confidential, and will only be used for the purposes of the Agreement (the “Confidential Information”).

1.21.
Other than as it may be required by law or injunction, the Parties will keep the Confidential Information secret and not communicate it to third parties without the prior written consent of the other Party.

1.22.
Other than as it may be required by law or injunction, each Party will endeavor that the Confidential Information is not disclosed to third parties, other than the employees, agents, representatives or advisors who need it in order to guarantee the adequate fulfillment of this Agreement or the fulfillment of their own tasks. All these persons must have expressly undertaken the confidentiality and secrecy obligations prior to being disclosed the Confidential Information.

1.23.	The obligations in this clause will remain in force even after the termination of the Agreement (regardless of its cause).
22.    MISCELLANEOUS

1.24.	This Agreement replaces any other prior verbal or written agreement between the Parties regarding the same purpose and clauses of this Agreement.

1.25.
The Parties may not fully or partially assign this Agreement or the rights and obligations that arise from the same to third parties; unless the other Party’s prior consent is obtained. In any event, the assignment will imply that the assignor and the assignee will be jointly and severally liable towards each other for any issue arising from this Agreement.

1.26.
As an exception to the above, Crisalix may freely reorganize its corporate structure in order to optimize its international activities and may therefore assign all its rights and obligations hereunder to any existing or newly created entity, which remains under its shareholding and management control, or is a result of a merger or acquisition. Any such assignment shall be communicated to COP in order to be valid.

1.27.
Notifications between the Parties in connection with this Agreement may be made by post, e-mail or facsimile to the addresses mentioned in the headings of this Agreement. Notifications sent to such addresses will be deemed correct, unless the addressee has previously informed the counterparty of a change of address by certified post.

1.28.	Governing Law and Jurisdiction
This Agreement will be governed by Swiss law without regard to its conflict of law rules.
The Parties expressly waive their right to be heard before any other jurisdiction, and agree that any dispute between them which may directly or indirectly arise from this Agreement, including issues relating to its existence, validity, effectiveness, interpretation, fulfillment or termination, and the validity of this Clause, will be submitted to the jurisdiction of the courts of the city of Lausanne, Switzerland
As an expression of the Parties’ consent to this Agreement and the terms herein, the respective representatives initial each page and affix their signatures below.

Crisalix SA	Establishment Labs S.A.
P.p.	P.p.

/s/ Fabian Wyss	/s/ Juan José Chacón Quirós
Mr. Fabian Wyss	Mr. Juan José Chacón Quirós

THIS PAGE REPLACES THE ONE SIGNED INITIALLY ON 25TH THAT DIDN’T INCLUDE THE CORRECT LIST OF COUNTRIES IN POINT 3 NEITHER THE CLAUSE 3.2
In Lausanne, on May 25th, 2016.

1.	THE PARTIES

1.1
On the one part, Crisalix, SA (“Crisalix”), a company duly incorporated under the laws of Switzerland, with registered address at PSE-A, 1015 Lausanne, Switzerland. Crisalix is represented herein by Mr. Jaime Garcia, of legal age and of Spanish nationality, in his capacity as Manager of Crisalix.

1.2
On the other part, Establishment Labs S.A. (“COP”) a company duly incorporated under the laws of Costa Rica, with registered address at B15, Coyol Free Zone, Alajuela, 20113, Costa Rica COP is represented by Juan José Chacón Quirós of legal age and of Costa Rican nationality and holder of ID number 1-0822-0006, in their capacity as CEO. For the purposes of this agreement, Crisalix and COP will be jointly referred to as the “Parties” and, individually, as the “Party”.

2.	WHEREAS

2.1
Crisalix is a company specialized in the advanced research and development of Services for pre-visualizing plastic and aesthetic surgery procedures and, as such, has developed an application called “Crisalix 3D” simulator (which is more fully described on www.crisalix.com/dr ) hereinafter referred to as “Services”, addressed to the use of qualified physicians or members of the aesthetic, plastic and reconstructive surgical community in the Territory to assist them in showing their patients the outcome of plastic or aesthetic surgery procedures.

2.2
Crisalix owns and possesses all the information and data relating to the operation of the Services and, likewise, all intellectual property rights whether registered or unregistered over the Services (the “IP Rights”).

2.3
COP commercializes and provides mainly Motiva implants within the reconstructive and aesthetic surgery market, and represents to hold a market share of 3% of the the international markets for breast implant products and, accordingly, has wide experience in this sector and the ability and capacity to fulfill the necessary requirements in order to fulfill the obligations arising from this Agreement (as defined below).

2.4
The Parties have been engaged in negotiations with regard to, among others, the following: covering from the date hereof until September 31st, 2016, Crisalix appoints COP, subject to the relevant terms and conditions of this Agreement and to applicable regulations, as a “Crisalix Official Partner”, whose role will be to promote and market the Services in the geographical scope set out in clause 3.

2.5
On the basis of the above recitals, the Parties recognize their mutual capacity to act hereunder and agree to execute this commercial partnership agreement (the “Agreement”), which will be governed by the following.

3.	TERRITORY
The teens and conditions of this Agreement refer to COP promoting and marketing the Services in Sweden, Austria, Finland — Esthonia — Lithuania, Portugal, Lebanon, Spain (Catalunia), Turkey, Russia, Mexico, South Korea and Costa Rica hereinafter referred to as “Territory”. Outside the Territory, COP will not engage in or undertake any activities seeking to market or promote the Services, directly or indirectly, nor will it carry out any commercial transaction relating to the same.

3.1
Should COP receive any request, solicitation or order for the Services from any third party outside the Territory, it shall promptly inform Crisalix who will be freely entitled to decide the most appropriate conditions to carry out, if at all, any commercial transaction with such third party.

3.2
Crisalix understands that during the pilot program it will not create exclusive deals in any territory that does not already have an exclusive arrangement, with a limit date of September 31st, 2016. Both companies will strive to work together towards a comprehensive global deal during the pilot program.

4.	PURPOSE
The purpose of this Agreement is, along with any attachments hereto, to set forth a contractual framework through which, in an effort to optimize patient satisfaction levels that ultimately increases COP’s client activity, COP is

Rockport Venture Securities	Invoice

Bill To:
Establishement Labs Coyal Free Zone, 4th Street, Building B-1 Costa Rica Juan Jose Chacon

Date	Invoice No.	P.O. Number	Terms	Project
04/07/16	474

Item	Description	Quantity	Rate	Amount
Placement Services	Private Placement Services		300,000.00	300,000.00
			Total	$300,000.00